Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Interactive Intelligence Group, Inc. on Form S-8 (File Number 333-33772) of our report dated June 27, 2016, on our audits of the statements of net assets available for benefits as of December 31, 2015 and 2014 and the related statement of changes in net assets available for benefits for the year ended December 31, 2015, which report is included in its Annual Report on Form 11-K.

BKD, LLP
Indianapolis, Indiana
June 27, 2016